EXHIBIT 21.1

MAGMA DESIGN AUTOMATION, INC.

List of Subsidiaries

1. Magma Design Automation Cayman Ltd. (Cayman)

2. MDA Netherlands, C.V. (Netherlands)

3. Magma Design Automation K.K. (Japan)

4. Magma Design Automation Ltd. (United Kingdom)

5. Magma Design Automation Limited GmbH (Germany)

6. Magma Design Automation Ltd. (Israel)

7. Magma Design Automation BV (Netherlands)

8. Magma Korea d/b/a Silicon Craft, Inc. (Korea)

9. Magma Design Automation Corp. (Canada)

10. Beijing Magma Design Automation, Inc. (Peoples Republic of China)

11. Magma Design Automation India Private Limited (India)

12. Magma Design Automation, Inc. Taiwan Ltd. (Taiwan)

13. Magma Design Automation SARL (France)

14. Magma Services, Inc. (Delaware)